Exhibit 10.1

June 2024

Anat Ashkenazi

THIS OFFER SUPERSEDES AND REPLACES ANY PRIOR VERSIONS

Anat Ashkenazi,

I am pleased to offer you the position of Senior Vice President, Chief Financial Officer (“CFO”), Alphabet Inc. (“Alphabet”) and Google LLC (“Google”). While you are being hired as the CFO of both Alphabet and Google, your legal employer will be Google. Your new hire compensation package, contingent on a start date of July 31, 2024 includes:

Annual Salary	$1,000,000

Cash Sign-On Bonus	$9,900,000

Annual Bonus	200% of Annual Salary (maximum), prorated for time worked with goals to be approved by the Leadership Development, Inclusion and Compensation Committee (“LDICC”)

New Hire Time-based Equity (GSUs)

Implemented through 3 Time-based Equity grants, as approved by the LDICC, and subject to the attached Offer Terms:

•  Time Based Equity Grant 1- $13,100,000 vesting quarterly in the remainder of 2024

•  Time Based Equity Grant 2 - $17,000,000 vesting quarterly in 2025

•  Time Based Equity Grant 3 - $6,000,000 vesting quarterly in 2026

New Hire Performance-based Equity (PSUs)	$5,000,000, implemented through 1 PSU grant and vesting, if at all, within 45 days following the end of the performance period (December 31, 2026) based on Relative Total Shareholder Return (RTSR) compared to the S&P 100 and subject to the attached Offer Terms

Certain Offer Terms apply and are incorporated by reference (see Attachment A). This offer will remain open for 5 business days following your receipt of this letter, contingent upon your start date of July 31, 2024, as well as the satisfactory results from your background and reference checks.

Anat, we look forward to working with you.

Sincerely,

/s/ Sundar Pichai

Sundar Pichai

CEO, Alphabet and Google

I accept this offer of employment, including the attached Offer Terms, and agree to the terms and conditions as outlined.

/s/ Anat Ashkenazi	6/3/2024
Anat Ashkenazi	Date

2